UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2007

Adaptec, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-15071	94-2748530
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

691 S. Milpitas Blvd.
Milpitas, California    95035
(Address of principal executive offices including zip code)

(408) 945-8600
(Registrant's telephone number, including area code)

      N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Termination of Named Executive Officer

On August 9, 2007, Adaptec, Inc. (the "Company") informed Russell Johnson, the Company's Vice President, Worldwide Sales, that his position will be terminated, effective September 7, 2007. In connection with his termination, the Company has proposed to Mr. Johnson, by letter dated August 9, 2007, certain severance terms, consistent with Mr. Johnson's Executive Employment Agreement with the Company, dated as of May 1, 2007, in consideration of signing a general release in favor of the Company. Mr. Johnson has until September 30, 2007 to accept the proposed terms.

Termination of Executive Officer

In addition, on August 9, 2007, the Company informed Ted Chen, the Company's Vice President, Marketing and General Manager, Data Protection Solutions Group, that his position will be eliminated, effective August 10, 2007. In connection with his termination from the Company, the Company and Mr. Chen have entered into a Separation Agreement and General Release, dated as of August 10, 2007 (the "Chen Separation Agreement"), pursuant to which the Company has agreed to pay to Mr. Chen (assuming Mr. Chen does not rescind the Chen Separation Agreement), in consideration of signing a general release in favor of the Company, (1) a lump-sum severance payment equal to nine months of his base salary, (2) COBRA benefits until May 31, 2008 and (3) outplacement services. The terms of the Chen Separation Agreement are consistent with Mr. Chen's Executive Employment Agreement with the Company, dated as of May 1, 2007.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adaptec, Inc.

By: /s/ Christopher G. O'Meara Christopher G. O'Meara Vice President and Chief Financial Officer

August 15, 2007